UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2016
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)    On January 11, 2016, Stephanie A. Streeter resigned from her positions as the Chief Executive Officer and a Director of Libbey Inc. (the “Company”). The Company issued a press release on January 12, 2016, announcing Ms. Streeter’s departure. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(b)    William A. Foley, the Company’s Independent Chairman of the Board since 2011 and a Director since 1994, has been named Chief Executive Officer, effective January 12, 2016, and John C. Orr, a Director since 2008, has been named Lead Director. Mr. Foley will continue to serve as Chairman of the Board. As Chief Executive Officer and Chairman of the Board, Mr. Foley will be entitled to receive the compensation as set forth in a Letter Agreement between Mr. Foley and the Company. Mr. Foley’s annual salary will be $825,000 and he will be eligible to participate in the 2016 SMIP, the Company’s annual incentive compensation plan, with an annual incentive target of 100% of base earnings for W-2 purposes, and the Company’s 2016 LTIP, with a target opportunity of 250% of annual base salary. Of that amount, 40% will consist of restricted stock units (RSUs), 40% will consist of performance cash, if any, to be earned under the performance cash component of the 2016 LTIP for the 2016-2018 performance cycle, and 20% will consist of nonqualified stock options (NQSOs) having an exercise price equal to the closing price of Libbey Inc. common stock on the grant date. The RSU and NQSO awards will be granted in February 2016 at the same time such grants are made to other executive officers, with the number of RSUs being calculated by reference to the average closing price of the Company’s common stock over a period of 20 consecutive trading days ending on the grant date, and the number of NQSOs being calculated by reference to the Black-Scholes value at the close of business on the grant date, calculated using the average closing price of Libbey Inc. common stock over a period of 20 consecutive trading days ending on the grant date and capping volatility at 50%. Performance goals for each of the 2016 SMIP (including Mr. Foley’s individual goals) and the performance cash component of the 2016 LTIP (for the 2016-2018 performance cycle) will be established by the Compensation Committee. Mr. Foley also will be eligible to participate in the performance cash component of the 2014 LTIP and 2015 LTIP (for the 2014-2016 and 2015-2017 performance cycles, respectively), with his target opportunity for each cycle being prorated to January 1, 2016.

Mr. Foley will not be a party to an employment agreement or change in control agreement with the Company and will not be entitled to participate in the Company’s Executive Severance Compensation Policy. He also will not participate in the Company’s health insurance plans or the Company’s salaried cash balance pension plan.

(c)    Pursuant to a Mutual Separation Agreement and Release (the “Separation Agreement”), Ms. Streeter will receive the payments and benefits to which she would have been entitled under her Employment Agreement dated June 22, 2011, if her employment had been terminated by the Company “without cause.” Specifically, Ms. Streeter will be entitled to receive an amount equal to two times the sum of (a) Ms. Streeter’s base annual salary and (b) Ms. Streeter’s target annual incentive, with such amount being payable in equal monthly installments over a period of 24 months. In addition, all unvested retention stock appreciation rights (“retention SARs”) and unvested retention restricted stock units (“retention RSUs”) otherwise scheduled to vest on December 31, 2018, will be vested on January 11, 2016, with the Company being obligated to pay Ms. Streeter an amount equal to $2,265,151, representing the product of 115,687 retention RSUs and $19.58, the closing price of Libbey Inc. stock on January 11, 2016. Although the exercise price of the retention SARs exceeded the closing price of Libbey stock on January 11, 2016, Ms. Streeter may elect to exercise the retention SARs at any time prior to January 11, 2017. Additionally, all other nonqualified stock options and restricted stock units that had not vested as of January 10, 2016 and that are scheduled to vest on or before June 30, 2016 will be vested as of January 11, 2016. Payment by the Company to Ms. Streeter of the benefits contemplated by the Separation Agreement are subject to the limitations set forth in Internal Revenue Code Section 409A.

(d)    In connection with Ms. Streeter’s Separation Agreement, the Company will record a special charge in the first quarter of 2016 of approximately $4 million.

(e)    The amounts payable to Ms. Streeter pursuant to the Separation Agreement will be disbursed provided that Ms. Streeter satisfies certain conditions, including releasing all claims against the Company and agreeing to certain restrictive covenants, such as with respect to confidentiality, non-competition, non-solicitation and non-disparagement.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibit 99.1    Press release date January 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Libbey Inc. Registrant
Date: January 15, 2016	By:	/s/ Susan Allene Kovach
Susan Allene Kovach
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
99.1	Text of press release dated January 12, 2016